Exhibit 10.11

UC Case Numbers 2004-177, 2007-108, 2010-170 & 2010-240.

Fifth Amendment
to the

"Exclusive License for Chemical Nanowire Sensory Arrays"

This fifth amendment to the "Exclusive License for Chemical Nanowire Sensor Arrays" ("Fifth Amendment") between The Regents of the University of California and Nano Engineered Applications Inc. (NEA) is made effective this 1st day of September, 2014, between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 as represented by the Riverside campus having its address at University of California, Riverside, Office of the Vice Chancellor for Research, 200 University Office Building, Riverside, CA-92521 and NEA ("Licensee"), having its principal place of business at 1650 Spruce Street, Suite 500, Riverside, CA 92507.

BACKGROUND

Whereas, on March 31, 2010, the Licensee and The Regents entered into an agreement entitled "Exclusive License Agreement between The Regents of the University of California and Nano Engineered Applications, Inc. for Chemical Nanowire Sensory Arrays UC Case Numbers 2004-177, 2007-108, 2010-170 & 2010-240" between The Regents of the University of California and Nano Engineered Applications, Inc., having UC Control Number 2010-04-0784 ("License Agreement");

Whereas, the Regents and Licensee acknowledge as of June 3, 2013, there have been four amendments to the License Agreement with the fourth amendment mislabeled as a third amendment dated June 3, 2013, and the Regents and Licensee seek to clarify the existing amendments and reconcile the numbering of future amendments by labeling this amendment as the Fifth Amendment; and

Whereas, on December 14, 2010 the Licensee and The Regents agreed upon a First Amendment labeled the "First Amendment to the Exclusive License Agreement for Chemical Nanowire Sensor Technologies" where the Licensee and The Regents agreed to amend the due diligence requirements in the License Agreement; and

Whereas, on March 8, 2011 the Licensee and The Regents agreed upon a Second Amendment labeled the "Second Amendment to the Exclusive License Agreement for Chemical Nanowire Sensor Arrays" having UC Control Number 2010-04-0467 Rev. B ("Second Amendment"), under which Licensee agreed to pay all costs for obtaining patentability opinions, preparing, filing, prosecuting, and maintaining patent applications and resulting patents under the term "Patent Prosecution Costs"; and

Whereas, on February 29, 2012 the Licensee and The Regents agreed upon a Third Amendment labeled the "Third Amendment to the Exclusive License Agreement for Chemical Nanowire Sensor Technologies under which Paragraph 6.B. was replaced in its entirety with additional or revised milestones; and

Whereas, on June 3 , 2013 the Licensee and The Regents agreed upon a Fourth Amendment which was mistakenly labeled and called "Third Amendment to the Exclusive License Agreement for Chemical Nanowire Sensor Arrays", under which paragraph 6.B ("Due Diligence") was updated with new or revised milestones and the definition of "Patent Rights" was amended to include two additional patent applications including "Ultra-Sensitive Gas Sensors Based on Tellurium-Single Walled Carbon Nanotube Hybrid Nanostructures" filed on October 10, 2012, United States Provisional Application Number 61/712,023, assigned to The Regents (UC Case Number 2012-850-1) and "Selective Nanoscale Asymmetric Gas Sensors" filed on November 16, 2012, United States Provisional Application Number 61/727,181, assigned to The Regents (UC Case Number 2012-867-1); and

Whereas, the Regents and the Licensee have discussed and agree to modify the Agreement and the four amendments with this Fifth Amendment.

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The parties agree as follows:

Paragraph 1.B is deleted in its entirety and replaced with the following:

B.	"Field of Use" means the use of the Licensed Products and the Licensed Methods for chemical and bin-chemical detection using carbon nanotube-based sensors and conducting polymer nanowire sensors. Any use of the Licensed Products for other than chemical and bio-chemical sensing is excluded from the Field of Use.

Insert Paragraph 5K, to read as follows:

A.	For the year 2017, and for each year thereafter for the duration of Patent Rights, the Licensee will pay to The Regents the greater of (i) Earned Royalties accrued during the applicable year in accordance with the provisions of Paragraph 5.A above or (ii) the minimum annual royalty in the specified amounts for each year as set forth below:

i.	2017 - $5,000;

ii	2018 and each year thereafter for the life of Patent Rights - $10,000;

iii.	If the Earned Royalty owed for any calendar year is less than the minimum annual royalty due for that same calendar year, then, in addition to the Earned Royalty owed, Licensee will pay to The Regents an amount equal to the difference between them by February 28 of the following year.

Paragraph 6.B is deleted in its entirety and replaced with the following:

"6.B.	Licensee acknowledges that the primary objective of The Regents with respect to the licenses granted hereby is to promote the development and marketing of Licensed Methods and Licensed Products for the public good. To this end, The Regents shall have the right to terminate this Agreement or convert the rights granted in Paragraph 2.A to non-exclusive licenses should Licensee fail to achieve the following development and commercialization objectives:

i.	Nano Engineered Applications, Inc. company formation and initiation of operations by July 2010;

ii.	Meet the following milestones by designated years after the Effective Date:

a.	Complete design of new sensor chip to be utilized in a Licensed Product by March 2015;

b.	Identify vendor(s) for manufacturing and fabrication of the sensor chip by July 2015.

iii.	Commence Sales of Licensed Products in any country by February 28, 2016;

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iv.	Achieve Net Sales of these amounts in each designated year after the Effective Date, according to this timetable:

a.	Cumulative Net Sales of $500,000 by December 31, 2016;

b.	Cumulative Net Sales of $3,000,000 by December 31, 2017;

c.	5% annual increase in Net Sales over the prior year for 2018 and 2019;

v.	Identify regulatory requirements for chemical detection and initiate Regulatory filings for Licensed Products, as required; and

vi.	After 2015, use commercially reasonable efforts (and in no case may commercially reasonable include shelving the technology) to fill market demand for Licensed Products following commencement of Sales at any time during the term of this Agreement.

In witness whereof, each party hereto has executed this Fifth Amendment in duplicate originals by their respective and duly authorized officers on the day and year below written.

Nano Engineered Applications, Inc.		The Regents of the University of California

Signature:	/s/ Amro Albanna	Signature:	/s/ Michael Arciero
Name:	Amro Albanna	Name:	Michael Arciero
Title:	CEO	Title:	Interim Director
Date:	12/4/2014	Date:	12/5/2014

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